Exhibit 5

Exhibit 4.3.3.3.1(e)

SHARE PLEDGE AGREEMENT

Between

OI S.A. – Under Judicial Reorganization,

TELEMAR NOTE LESTE S.A. – Under Judicial Reorganization

And

[●]

Related to the Shares of Pharol, SGPS S.A.

[●] 2017

SHARE PLEDGE AGREEMENT

By and between:

1.         OI S.A. –under Judicial Reorganization, a publicly-held corporation, enrolled in the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 76.535.764/0001-43, with headquarters and principal place of business at Rua do Lavradio, n° 71, Centro, in the City and State of Rio de Janeiro, CEP 20230- 070 hereinafter referred to as “OI”;

2.         TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization, a publicly-held corporation, enrolled in the CNPJ/MF under No. 33.000.118/0001-79, with headquarters and principal place of business at Rua do Lavradio, n° 71, Centro, in the City and State of Rio de Janeiro, CEP 20230- 070 hereinafter referred to as “TELEMAR”; and

3.         [•], on its own behalf and representing the holders of the Instruments (the “Representative” and the “Instruments Holders”, respectively)” or “Beneficiaries”;

Together hereinafter referred to as Parties;

Whereas:

A.        On June 20, 2016, OI and certain of its subsidiaries, Oi Móvel, S.A., Telemar Norte Leste, S.A., Copart 4 Participações, S.A., Copart 5 Participações, S.A., Portugal Telecom International Finance B.V. and Oi Brasil Holdings Cooperatief U.A. filed for their judicial reorganization at the 7th Lower Business Court of the Capital City of Rio de Janeiro (Proceedings 0203711-65.2016.8.19.0001) and it was approved on June 29, 2016.

B.        On September 5, 2016, a judicial reorganization plan was submitted, the final version of which was approved by the Board of Directors of OI on [•], 2017 (“Judicial Reorganization Plan”).

C.        The Judicial Reorganization Plan was approved by the general meeting of creditors of the OI Group on [•] and ratified by the 7th Lower Business Court of the Capital City of Rio de Janeiro (Proceedings 0203711-65.2016.8.19.0001) on [•].

D.        Under the Judicial Reorganization Plan, OI will issue New Notes and Convertible Debentures (“Instruments”) as a debt restructuring option applicable to holders of ME/EPP or Class III Unsecured Credits (“Instruments Holders”), pursuant to the terms and conditions defined in the Judicial Reorganization Plan.

E.        The Instruments Holders are duly represented by the Representative.

F.        To guarantee compliance with the obligations imposed to Oi as a result of the Instruments, OI undertook to grant, on the Issue Date of the Instruments, a pledge over 89,651,205 shares representing 10% of the share capital of Pharol, SGPS S.A. and respective voting rights, qualifying interest that it indirectly holds through its subsidiary Telemar Norte Leste, S.A.- Under Judicial Reorganization.

G.        The Shares are admitted to trading on an European Union stock exchange, on the regulated market managed by EURONEXT LISBON, SOCIEDADE GESTORA DE MERCADOS REGULAMENTADOS, S.A. (“Euronext Lisbon”) and integrated in the Central Securities Exchange of Portugal (“Central de Valores Mobiliários de Portugal”), managed by INTERBOLSA - SOCIEDADE GESTORA DE SISTEMAS DE LIQUIDAÇÃO E DE SISTEMAS CENTRALIZADOS DE VALORES MOBILIÁRIOS, S.A.

The Shares Pledge Agreement (“Agreement”) composed of the following Clauses is mutually agreed and freely accepted:

1.         Definitions and Meanings

1.1.      In the Agreement, whenever capitalized, and unless otherwise clearly stated in the context, the following terms and expressions shall have the meanings set forth below:

(a) Shares:

Eighty-nine million, six hundred and fifty-one thousand, two hundred and five (89,651,205) common, book-entry and registered shares representing 10.0% of the Company's capital and voting rights, with ISIN PTPTC0AM0009 and CUSIP 737273102;

(b) Pledged Shares:	the Shares that may, at any time, be subject to the Pledge;
(c) Agreement:	This Share Pledge Agreement and any modification and/or amendment thereto;
(d) Issue Date:	As defined in the Judicial Reorganization Plan;
(e) Convertible Debentures:	Convertible Debentures 1 and Convertible Debentures 2 as defined in the Judicial Reorganization Plan;
(f) Term Date:

the expiration date of the New Notes, which, in turn, will occur in the tenth (10th) year after the New Notes Issue Date, without prejudice to the Right to Buyback of the New Notes as established in the Judicial Reorganization Plan, or the maturity date of the Convertible Debentures, whichever is later.

(g) Business Day:	Any day on which all banks are open in [•];
(h) Inherent Rights:

any and all present or future rights arising out of the possession or ownership of each of the Pledged Shares:

(i) any and all rights to receive and retain dividends or any other form of revenue, profit, premium or remuneration;

(ii) all rights to request a call notice to, appear, participate and vote in any general meetings;

(iii) any and all rights to the subscription or acquisition of Shares or any other securities issued by the Company and which may be attributed or offered with respect to the Shares;

(iv) any and all rights of first refusal in the acquisition or preemptive rights in the subscription of Shares, including the right to dispose of the right to participate preferentially in the subscription of new Shares, and

(v) any and all other rights that are or may be granted as a result of the holding and/or ownership of the Shares;

(i) Interest:	As defined in the Judicial Reorganization Plan;
(j) New Notes:	As defined in the Judicial Reorganization Plan;
(k) Guaranteed Obligations:	the capital repayment and payment of Interest under the Instruments;
(l) Parties:	OI, the Instruments Holders and the Representative, when referred to jointly;
(m) Guarantee Period:	the period beginning on the Issue Date and ending on the date on which all Guaranteed Obligations are fully, unconditionally, irrevocably and definitively met;
(n) Event of Default	any situation of timely and complete non-compliance with one or more of the Guaranteed Obligations;
(o) Company:

company Pharol, SGPS S.A. with its registered office located in Lisbon, at Rua Joshua Benoliel, 1, 2C, Edifício Amoreiras Square, with a share capital of 26,895,375 Euros, registered at the Commercial Registry Office of Lisbon under the single registration number and of corporate entity 503 215 058, whose shares are admitted to trading on the regulated market of Euronext Lisbon.

1.2.      The titles of the Clauses hereto are for convenience only and cannot be relied on with regard to the interpretation or integration of the Agreement.

1.3.      The expressions defined above in the singular may be used in the plural, and vice versa, with the corresponding change in their meaning.

1.4.      In the absence of any provision to the contrary, the terms and expressions used herein shall have the meaning assigned to them in the Judicial Reorganization Plan.

1.5.      Except as otherwise required by the context, any reference in this Agreement to a contractual clause shall include any changes to which it has been and/or will be subject.

1.6.      If any of the provisions of this Agreement is declared null or in any way invalid, ineffective or unenforceable by a competent entity, such nullity, invalidity, ineffectiveness or unenforceability shall not affect the validity of the remaining provisions of the Agreement, and the Parties undertake to agree in good faith to a substitute provision that produces, to the extent possible, similar effects.

2.         Purpose

2.1.      In order to guarantee full compliance with any and all obligations of capital repayment and payment of Interest on the Instruments (the “Guaranteed Obligations”), OI and TELEMAR grant, under the Agreement and other formalities required by law, on the Issue Date, in favor of the Instruments Holders, a first-priority pledge (“Pledge”) over the Company's Shares (and their Ancillary Rights), free of any encumbrances or charges. (the “Pledged Shares”).

2.2.      The pledge of Inherent Rights shall keep their effects in suspension until an Event of Default is verified in accordance with the Contract.

2.3.      Once an Event of Default is verified, any dividends, distributions of results and profits due relating to the Shares shall be paid directly to the account to be indicated by the [Representative] (once Oi is notified of such account), which will use such amounts to carry out the Guaranteed Obligations, and OI shall be required to issue all instructions necessary for the payment to be made under the terms of this clause.

2.4.      The pledge created hereby shall remain in force until the Term Date, and may be proportionally reduced, at the initiative of OI or TELEMAR, after the capital repayment due under the Instruments, even if full payment of the Interest has not been made, or in the event of exercise of the right to conversion of Convertible Debentures that will take place in the Conversion Windows, under the terms of the Judicial Reorganization Plan.

2.5.      For the purposes of creating the pledge, TELEMAR issues, [up to the] Business Day prior to the issue of the Instruments, an instruction in appropriate terms to the registrar [indicate the custodian/depositary bank of TELEMAR] (“Depositary Bank”) to register in the account of the holder of the Shares with the Depositary Bank, No. [account identification], indicating that the pledge is created to ensure compliance with the Guaranteed Obligations under the Judicial Reorganization Plan and that it is to the benefit of the Instruments Holders.

2.6.      Representative agrees, on behalf of the Instruments Holders, on the Term Date, to perform the acts requested by OI or TELEMAR (including the issue of discharge statements and cancellation instructions) to cancel the pledge over the Pledged Shares, as well as to authorize, in writing, the reduction of the Pledge, under the terms of the Agreement, the cancellation or reduction costs being borne by OI.

3.         Enforcement of the Inherent Rights

3.1.      Without prejudice to paragraph 1 of Clause 2, the Parties agree that the Inherent Rights will be exercised by OI, under the terms herein, until the moment that:

(a) An Event of Default occurs;

(b) OI fails to comply with any of its obligations arising from this Agreement, or if the representations and warranties provided herein are found to be false, incorrect or incomplete, provided that such default is not remedied within five (5) Business Days from the date of receipt, by OI, of notification thereof;

(c) Any of the Pledged Shares and/or the Ancillary Rights is subject to an attachment or seizure or any limitation, or for any reason, any liens, charges or rights are created in favor of a third party on the Pledged Shares and/or Ancillary Rights.

3.2.      Any of the situations referred to in the preceding items shall be automatically verified on the date on which OI is notified by [•] of said fact, in writing, by registered letter, return receipt requested, or certified mail, within the term provided for in item (b).

4.         Obligations and Undertakings of OI

4.1.      OI undertakes:

(a)        Not to dispose of, encumber or carry out any other business regarding the Pledged Shares, without the express, prior and written consent of the Representative, who will act on behalf of the Instruments Holders, without any need for inquiries by OI;

 (b)      To promptly notify in writing the Representative, who will act on behalf of the Instruments Holders, without any need for inquiries by OI, within the maximum term of three Business Days, of the knowledge thereof, (i) any material change in the Company's shareholding structure (including change in the number of shares representing the Company's share capital that are held by the relevant shareholders) or (ii) any proposed spin-off, consolidation or transformation of the Company;

(c)        Upon request by the Representative, who will act on behalf of the Instruments Holders, without the need for inquiries by Oi, and in the exact terms of such request, to execute and deliver to the Representative any documents deemed reasonably necessary or convenient to ensure the validity, existence and full effectiveness of this Agreement, or to assure or facilitate the enforcement of each and every one of the rights, guarantees and powers hereby attributed to the Representative, who will act on behalf of the Instruments Holders, without the need for inquiries by Oi, in particular, any agreements, powers of attorney, letters or other instruments that are proven to be necessary for the effective and efficient creation and registration of the Pledged Shares or the enforcement of these pledges;

(d)       To refrain from practicing any acts that may in any way affect the term, validity or enforcement of the pledge on the Pledged Shares and the Inherent Rights;

(e)        To immediately make any payments due in respect to the Pledged Shares.

4.2.      The obligations of OI under this Clause shall remain in force until the Term Date.

5.         Enforcement of the Pledge

5.1.      Without prejudice to any other rights provided by the law, the Representative, who will act on behalf of the Instruments Holders, without the need for inquiries by Oi, may, following an Event of Default and the consequent notification under the Clause 3.2 of this Agreement, enforce, in whole or in part, one or more times, the Pledge.

5.2.      The Pledge may be enforced by the Representative, who will act on behalf of the Instruments Holders, in any manner permitted by law, as it deems most appropriate to ensure the prompt payment of the Guaranteed Obligations, provided that the market value of the Shares is safeguarded, as determined by the Euronext Lisbon daily bulletin, and specifically through:

(a)        The judicial sale of any of the Pledged Shares;

(b)       The extrajudicial sale of any of the Pledged Shares and/or Inherent Rights; or

(c)        The adjudication of any of the Pledged Shares.

6.         Representations and Warranties

OI and TELEMAR represent and warrant to the other Parties that:

(a)        OI has the capacity and legitimacy to pledge the Pledged Shares through its subsidiary TELEMAR, which also has the capacity and legitimacy thereto, and that the Pledge can be validly and effectively granted under the terms of the Agreement;

(b)       TELEMAR is the sole holder of the Pledged Shares, which are free of any charges or encumbrances, except for the Pledge;

(c)        The Pledged Shares and Inherent Rights are not the object of any prior agreement, whether oral or written (of promise, option or otherwise) for which liens, burdens, or obligations may arise.

7.         Expenses

7.1.      Any and all expenses, charges, taxes and fees resulting from the execution or enforcement of this Agreement and any lien on new Shares will be borne by Oi, including (in particular):

(a)        Judicial and extrajudicial expenses in which the Representative or Beneficiaries reasonably incur for the purposes of (i) exercising or effectively restoring their rights arising out of this Agreement and/or (ii) enforcing any of the pledges set forth in this Agreement;

(b)       Expenses, charges, taxes and fees resulting from the creation, maintenance and enforcement of the pledges provided for in this Agreement, as well as all expenses, fees, taxes and charges, whether legal or otherwise, related to the execution, granting and legalization of any documents referred to in this Agreement;

7.2.      All expenses, charges and taxes referred to in the preceding paragraph shall be settled directly by OI, without prejudice to the Representative or any Instruments Holder substituting OI in case of non-payment, acquiring the right to reimbursement of the respective amounts, plus default interest calculated at the applicable legal rate.

7.3. All liabilities, expenses and charges resulting from this Agreement shall be deemed to be an integral part of the Guaranteed Obligations.

8.         Miscellaneous

8.1.      The failure to exercise, or the late or partial exercise of, any right entitled to each Party hereunder does not operate as a waiver to such right nor prevent its subsequent exercise.

8.2. The Agreement may only be amended by express written agreement of both Parties.

9.         Notifications

All communications between the Parties in connection with this Agreement (including notices, requests, instructions and other communications necessary or permitted under the Agreement) shall be made in writing, by registered letter, return receipt requested, or certified letter, under other terms and conditions, and shall be sent to the following addresses:

Notifications to Oi:

[Name]

Address:         [•]

Phone: [•]

Fax: [•]

Email:  [•]

Notifications to the Representative and/or Instruments Holders:

[Name]

Address: [•]

Phone: [•]

Fax: [•]

Email:

10.       Applicable law

This Agreement shall be governed by the applicable provisions of [the Portuguese law or another jurisdiction in which the Shares are deposited or will be deposited for the purposes of this Agreement].

11. Dispute Resolution

The courts of [•] shall be deemed to be competent to settle all issues arising from this Agreement, with the express waiver of any other.

Lisbon, [•], 2017

By OI S.A. – Under Judicial Reorganization

Name: [•]	Name: [•]
Title: [manager]	Title: [manager]

By TELEMAR NORTE LESTE S.A. - Under Judicial Reorganization

Name: [•]	Name: [•]
Title: [•]	Title: [•]

By [•]

Name: [•]	Name: [•]
Title: [•]	Title: [•]

By the Representative